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                   CARRIER1 INTERNATIONAL S.A. PETITIONS FOR A

                   GESTION CONTROLEE PROCEEDING IN LUXEMBOURG

         LUXEMBOURG, 12-FEBRUARY-2002 - Carrier1 International S.A. (the "Company") (Neuer Markt: CJN, NASDAQ: CONE) announced today that it has petitioned the Luxembourg court requesting admission to a GESTION CONTROLEE proceeding. The Company expects that its subsidiaries will file for similar or insolvency proceedings in their respective jurisdictions shortly and, in many cases, this week.

         The Company is seeking admission to the GESTION CONTROLEE proceeding in order to manage an orderly realization of value from its assets. The Company believes that the GESTION CONTROLEE proceeding and the related moratorium on creditor claims will enable it to consider and pursue potential transactions involving the sale of all or part of its business. There can be no assurance that the Company will enter into any such transaction. The Company expects in due course that it will be liquidated but does not expect there to be any recovery for its shareholders. The Company does not expect to make the scheduled interest payment on its Senior Euro and Dollar Notes on 15 February 2002.

         The Company expects that, in due course, its American Depositary Shares
(ADSs) will be delisted from the Nasdaq National Market System and its shares will be delisted from the Frankfurt Neuer Markt.

         Among other things, in the GESTION CONTROLEE proceeding, a company's management requires the approval of a court-appointed official for certain actions and there is a moratorium on claims by creditors.

FURTHER INFORMATION
-------------------
For further information, please contact

Keith Johnson
Carrier1 International SA
 Tel. +44 20 7001 6357
Keith.Johnson@carrier1.com
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FORWARD-LOOKING STATEMENTS
--------------------------
         Some of the statements contained in this release discuss future expectations or state other forward-looking information, including the implications of today's filing for the listing or delisting of the Company's ADSs and shares, realization of value from its assets, the prospect of no recovery for shareholders, filing of proceedings by the Company's subsidiaries, and the outcome of these and the Company's proceedings. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual situation to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, these so-called forward-looking statements can be identified by words like "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of those words and other comparable words. These statements only reflect the prediction of Carrier1. Consequently, such forward-looking statements should be regarded solely as Carrier1's plans, estimates and beliefs at the date made. Carrier1 does not undertake, and specifically declines, any obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any events or circumstances that occurred or may occur after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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